Exhibit 99.1

Connection (CNXN) Reports Fourth Quarter and Full Year Results

Operating Income Increases by 20% from Prior Q4

FOURTH QUARTER SUMMARY:

  Gross profit: $106.8 million, up 7.3% y/y
  Net income: $21.3 million, up 2.8% y/y
  Diluted EPS: $0.80, compared to $0.77 y/y
  Cash balance: $91.7 million

FULL YEAR SUMMARY:

  Gross profit: $411.1 million, up 7.6% y/y
  Net income: $64.6 million, up 17.7% y/y
  Diluted EPS: $2.41, compared to $2.04 y/y
  Operating cash flows: $86.8 million

MERRIMACK, N.H.--(BUSINESS WIRE)--February 7, 2019--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, today announced results for the fourth quarter and year ended December 31, 2018. Net income for the fourth quarter ended December 31, 2018 increased by 2.8% to $21.3 million, or $0.80 per diluted share, compared to net income of $20.7 million, or $0.77 per diluted share for the prior year fourth quarter. This is being compared to Q4 2017 which benefited from a $7.8 million tax benefit resulting from the adoption of the Tax Cuts and Jobs Act. Net income growth adjusted for this and other non-recurring items was 39.1%.

As previously disclosed, effective January 1, 2018, the Company adopted a new revenue recognition standard but has not restated prior periods to reflect this new standard. Please note that the financial results for the fourth quarter ended December 31, 2018 presented in this release include both amounts, “as presented,” which reflect the implementation of the new revenue recognition standard, as well as amounts prior to the impact of the new revenue recognition standard to allow for comparability against historical results. Starting in calendar year 2019, we will no longer present our financial results under the previous revenue recognition standard. For additional information and reconciliations of our financial results between the new and prior revenue recognition standards, please see the additional tables included in this press release.

Net sales as presented for the quarter ended December 31, 2018 were $709.5 million. Net sales prior to the impact of the new revenue recognition standard for the quarter ended December 31, 2018 increased by 7.3% to $817.6 million, compared to $762.3 million for the prior year fourth quarter.

Gross profit as presented for the quarter ended December 31, 2018 was $106.8 million. Gross profit prior to the impact of the new revenue recognition standard for the quarter ended December 31, 2018 was $106.7 million, compared to $99.5 million in the prior year fourth quarter, an increase of 7.2%.

Gross margin as presented for the quarter ended December 31, 2018 was 15.1%. Gross margin prior to the impact of the new revenue recognition standard was 13.1%, compared to 13.1% for the prior year fourth quarter.

Operating income as presented for the quarter ended December 31, 2018 was $26.3 million. Operating income prior to the impact of the new revenue recognition standard was $26.3 million, compared to $21.9 million in the prior year fourth quarter, an increase of 19.9%.

Net income as presented for the quarter ended December 31, 2018 was $21.3 million. Net income prior to the impact of the new revenue recognition standard was $21.3 million, compared to $20.7 million in the prior year fourth quarter, an increase of 2.6%.

Earnings per share (“EPS”) on a diluted basis as presented for the quarter ended December 31, 2018 was $0.80. EPS prior to the impact of the new revenue recognition standard was $0.79 per share, compared to $0.77 on a diluted basis in the prior year fourth quarter.

Net income, totaled $64.6 million for the year ended December 31, 2018, compared to $54.9 million for the year ended December 31, 2017. Earnings before interest, taxes, depreciation and amortization, adjusted for restructuring and other charges, favorable resolution of a contract dispute, and stock-based compensation expense (“Adjusted EBITDA”), a non-GAAP measure, totaled $102.6 million for the year ended December 31, 2018. Adjusted EBITDA prior to the impact of the new revenue recognition standard was $103.4 million, compared to $94.0 million for the year ended December 31, 2017.

Net sales as presented for the year ended December 31, 2018 were $2,699.5 million. Net sales prior to the impact of the new revenue recognition standard for the year ended December 31, 2018 increased by 6.6% to $3,104.2 million, compared to $2,911.9 million for the year ended December 31, 2017.

Gross profit as presented for the year ended December 31, 2018 was $411.1 million. Gross profit prior to the impact of the new revenue recognition standard for the year ended December 31, 2018 was $412.0 million, compared to $382.1 million for the year ended December 31, 2017, an increase of 7.8%.

Gross margin as presented for the year ended December 31, 2018 was 15.2%. Gross margin prior to the impact of the new revenue recognition standard was 13.3%, compared to 13.1% for the year ended December 31, 2017.

Operating income as presented for the year ended December 31, 2018 was $85.7 million. Operating income prior to the impact of the new revenue recognition standard was $86.4 million, compared to $77.5 million for the year ended December 31, 2017, an increase of 11.5%.

Net income as presented for the year ended December 31, 2018 was $64.6 million. Net income prior to the impact of the new revenue recognition standard was $65.1 million, compared to $54.9 million for the year ended December 31, 2017, an increase of 18.7%.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment, as presented, for the fourth quarter of 2018 were $249.7 million. Net sales prior to the impact of the new revenue recognition standard for the fourth quarter of 2018 decreased by 0.3% to $297.2 million, compared to $298.0 million for the prior year’s quarter. Net/com and mobility products experienced solid growth during the quarter at 13% and 5%, respectively. Gross margin increased by 318 basis points to 18.7% primarily due to the adoption of the new revenue recognition standard and the increase in invoice selling margins. Gross margin prior to the impact of the new revenue recognition standard for the fourth quarter of 2018 was 15.8%.
  Net sales for the Public Sector Solutions segment, as presented, for the fourth quarter of 2018 were $118.4 million. Net sales prior to the impact of the new revenue recognition standard for the fourth quarter of 2018 decreased by 17.1% to $128.9 million, compared to $155.4 million for the prior year’s quarter. Mobility and net/com products experienced strong revenue growth in this segment with an increase of 24% and 14%, respectively. Gross margin increased by 282 basis points to 13.7% primarily due to an increase invoice selling margins and the adoption of the new revenue recognition standard. Gross margin prior to the impact of the new revenue recognition standard for the fourth quarter of 2018 was 12.5%.
  Net sales for the Enterprise Solutions segment, as presented, for the fourth quarter of 2018 were $341.4 million. Net sales prior to the impact of the new revenue recognition standard for the fourth quarter of 2018 increased by 26.8% to $391.5 million, compared to $308.8 million for the prior year’s quarter. Servers/storage, mobility and desktops experienced strong growth in this segment with an increase of 29%, 23%, and 15%, respectively. Gross margin increased by 110 basis points to 12.8% primarily due to the adoption of the new revenue recognition standard. Gross margin prior to the impact of the new revenue recognition standard for the fourth quarter of 2018 was 11.2%.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, as presented, increased by 15% year over year and accounted for 26% of net sales in the fourth quarter of 2018, compared to 21% of net sales in the prior year quarter. Excluding the impact of the adoption of the new revenue recognition standard, notebook/mobility sales increased by 15% year over year and accounted for 22% of net sales in the fourth quarter of 2018, compared to 21% in the prior year quarter. All three selling segments experienced strong year-over-year growth in notebook sales.
  Software sales, as presented, decreased by 53% year over year and accounted for 12% of net sales in the fourth quarter of 2018, compared to 24% of net sales in the prior year quarter. The as presented decrease in software sales was due to the adoption of the new revenue recognition standard. Excluding the impact of the adoption of the new revenue recognition standard, software sales increased by 6% year over year and accounted for 24% of net sales in the fourth quarter of 2018, compared to 24% of net sales in the prior year quarter. We experienced solid growth in cloud-based offerings, security, and office productivity.
  Net/Com products, as presented, increased by 10% year over year and accounted for 8% of net sales in the fourth quarter of 2018, compared to 7% of net sales in the prior year quarter. Excluding the impact of the adoption of the new revenue recognition standard, net/com product sales increased by 10% year over year and accounted for 7% of net sales in the fourth quarter of 2018, compared to 7% in the prior year quarter. The Business Solutions and Public Sector Solutions segments experienced strong year-over-year growth in net/com sales.

Selling, general and administrative (“SG&A”) expenses as presented, increased in the fourth quarter of 2018 to $79.5 million from $74.9 million in the prior year quarter. SG&A in the fourth quarter of 2018 prior to the impact of the new revenue recognition standard was $79.5 million. The increase was primarily the result of increased variable compensation associated with our higher gross profits. SG&A, as reported, as a percentage of net sales, was 11.2%, compared to 9.8% in the prior year quarter. However, SG&A in the fourth quarter of 2018, prior to the impact of the new revenue recognition standard, was 9.7%.

In addition, the fourth quarter 2018 results include $1.0 million of restructuring and other related costs. This charge includes severance related to internal restructuring activities. Included in other income (expense), net is $2.3 million related to the favorable resolution of a contract dispute.

Cash and cash equivalents were $91.7 million at December 31, 2018, compared to $50.0 million at December 31, 2017. In January 2019, we paid a $0.32 cent per share special dividend to shareholders, which totaled $8.5 million. During the fourth quarter of 2018, the Company repurchased 365,703 shares of stock for $11.0 million. Days sales outstanding were 51 days at December 31, 2018, up from 48 days in the prior year quarter; excluding the impact of the new revenue recognition standard, days sales outstanding would have decreased to 45 days outstanding. Inventory turns were 21 turns in the fourth quarter of 2018, down from 24 turns in the prior year quarter; excluding the impact of the new revenue recognition standard, inventory turns would have increased to 25 turns.

“The Company achieved record operating income this quarter. We saw strong demand for Edge, Core, and Cloud technology solutions. In addition, we are pleased with the growth in our Enterprise segment and in our advanced technology solutions,” said Tim McGrath, President and Chief Executive Officer. “We believe that our team and the strategies that we have in place position us well to gain market share and increase long term shareholder value,” concluded Mr. McGrath.

Conference Call and Webcast

Connection will host a conference call and live web cast today, February 7, 2019 at 4:30 p.m. ET to discuss its fourth quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International). A web cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, along with supplemental slides used during the call, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA, Adjusted EPS and Adjusted Net Income are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Public Sector Solutions (800-800-0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended December 31,	2018	2017
			% Change
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)

Operating Data:
Net sales	$709,520	$762,267	(7%)
Diluted earnings per share	$0.80	$0.77	4%

Gross margin	15.1%	13.1%
Operating margin	3.7%	2.9%
Return on equity (1)	12.7%	12.0%

Inventory turns	21	24
Days sales outstanding	51	48

	% of Net Sales	% of Net Sales
Product Mix:
Notebooks/Mobility	26%	21%
Accessories	14	9
Software	12	24
Desktops	10	11
Servers/Storage	10	9
Displays	9	9
Net/Com Products	8	7
Other Hardware/Services	11	10
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding	26,396	26,853
Total book value per share	$19.92	$17.96
Tangible book value per share	$16.77	$14.81
Closing price	$29.73	$26.21
Market capitalization	$784,753	$703,817
Trailing price/earnings ratio	12.3	12.9
LTM Adjusted EBITDA (2)	$102,620	$93,967
Adjusted market capitalization/LTM Adjusted EBITDA (3)	6.8	7.0

(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended December 31,	2018		2017
(amounts in thousands)	Net Sales	Gross Margin	Net Sales	Gross Margin

Business Solutions	$249,726	18.7%	$298,017	15.6%
Enterprise Solutions	341,356	12.8	308,806	11.7
Public Sector Solutions	118,438	13.7	155,444	10.9
Total	$709,520	15.1%	$762,267	13.1%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands, except per share data)	2018	2017 (1)	2018	2017 (1)

Net sales	$709,520	$762,267	$2,699,489	$2,911,883
Cost of sales	602,718	662,737	2,288,403	2,529,807
Gross profit	106,802	99,530	411,086	382,076

Selling, general and administrative expenses	79,518	74,939	324,433	300,913
Restructuring and other charges	967	2,695	967	3,636
Income from operations	26,317	21,896	85,686	77,527

Other income/(expense), net	2,566	78	2,978	98
Income tax provision	(7,583)	(1,251)	(24,072)	(22,768)
Net income	$21,300	$20,723	$64,592	$54,857

Earnings per common share:
Basic	$0.80	$0.77	$2.42	$2.05
Diluted	$0.80	$0.77	$2.41	$2.04

Shares used in the computation of earnings per common share:
Basic	26,632	26,822	26,717	26,771
Diluted	26,766	26,907	26,854	26,891

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during the relevant reporting period.

	December 31, 2018	December 31, 2017 (1)
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$91,703	$49,990
Accounts receivable, net	447,698	449,682
Inventories, net	119,195	106,753
Income taxes receivable	922	3,933
Prepaid expenses and other current assets	9,661	5,737
Total current assets	669,179	616,095
Property and equipment, net	51,799	41,491
Goodwill	73,602	73,602
Intangibles assets, net	9,564	11,025
Other assets	1,211	5,638
Total Assets	$805,355	$747,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$201,640	$194,257
Accrued payroll	24,319	22,662
Accrued expenses and other liabilities	33,840	31,096
Total current liabilities	259,799	248,015
Deferred income taxes	17,184	15,696
Other liabilities	2,469	1,888
Total Liabilities	279,452	265,599
Stockholders’ Equity:
Common stock	288	287
Additional paid-in capital	115,842	114,154
Retained earnings	441,010	383,673
Treasury stock at cost	(31,237)	(15,862)
Total Stockholders’ Equity	525,903	482,252
Total Liabilities and Stockholders’ Equity	$805,355	$747,851

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during the relevant reporting period.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands)	2018	2017 (1)	2018	2017 (1)
Cash Flows from Operating Activities:
Net income	$21,300	$20,723	$64,592	$54,857
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,701	3,194	14,063	11,839
Provision for doubtful accounts	252	542	1,680	1,658
Stock-based compensation expense	342	181	1,080	741
Deferred income taxes	1,059	(4,070)	1,488	(3,906)
Loss on disposal of fixed assets	-	24	51	24

Changes in assets and liabilities:
Accounts receivable	(49,009)	(67,558)	14,872	(39,457)
Inventories	(13,912)	(29)	(23,311)	(16,218)
Prepaid expenses and other current assets	(1,857)	94	(1,045)	(2,097)
Other non-current assets	2,121	(320)	2,403	(4,265)
Accounts payable	35,083	28,969	5,722	15,807
Accrued expenses and other liabilities	6,506	9,209	5,244	337
Net cash provided by (used in) operating activities	5,586	(9,041)	86,839	19,320

Cash Flows from Investing Activities:
Purchases of equipment	(5,597)	(3,859)	(21,238)	(11,803)
Net cash used in investing activities	(5,597)	(3,859)	(21,238)	(11,803)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	-	-	859	-
Repayment of short-term borrowings	-	-	(859)	-
Purchase of treasury shares	(10,991)	-	(15,375)	-
Dividend payment	-	-	(9,122)	(9,041)
Exercise of stock options	-	71	-	1,750
Issuance of stock under Employee Stock Purchase Plan	642	594	1,247	1,197
Payment of payroll taxes on stock-based compensation through shares withheld	(180)	(113)	(638)	(613)
Net cash (used in) provided by financing activities	(10,529)	552	(23,888)	(6,707)
Increase (decrease) in cash and cash equivalents	(10,540)	(12,348)	41,713	810
Cash and cash equivalents, beginning of period	102,243	62,338	49,990	49,180
Cash and cash equivalents, end of period	$91,703	$49,990	$91,703	$49,990

Non-cash Investing Activities:
Dividend declaration	$8,452	$9,122	$8,452	$9,122
Accrued capital expenditures	2,422	699	2,422	699

Supplemental Cash Flow Information:
Income taxes paid	$4,811	$4,634	$19,945	$28,927

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during the relevant reporting period.

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, favorable resolution of a contract dispute, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended December 31,			Years Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Net income	$21,300	$20,723	3%	$64,592	$54,857	18%
Depreciation and amortization	3,701	3,194	16%	14,064	11,839	19%
Income tax expense	7,583	1,251	506%	24,072	22,768	6%
Interest expense	41	38	8%	145	126	15%
EBITDA	32,625	25,206	29%	102,873	89,590	15%
Restructuring and other charges (2)	967	2,695	(64%)	967	3,636	(73%)
Favorable resolution of a contract dispute, net (3)	(2,300)	-	(100%)	(2,300)	-	(100%)
Stock-based compensation	342	181	89%	1,080	741	46%
Adjusted EBITDA	$31,634	$28,082	13%	$102,620	$93,967	9%

(1) LTM: Last twelve months

(2) Restructuring and other charges in 2018 consist of severance related to internal restructuring activities. Restructuring and other charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017.

(3) The Company recorded $2.3 million of income in other income/(expense), net as a result of a favorable resolution of a contract dispute.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax, less the favorable resolution of a contract dispute, net of tax, and the impact of the Tax Cuts and Jobs Act of 2017. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.

(amounts in thousands, except per share data)	Three Months Ended December 31,			Years Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Net income	$21,300	$20,723		$64,592	$54,857
Restructuring and other charges, net of tax (1)	713	1,598		705	2,211
Favorable resolution of a contract dispute, net of tax (2)	(1,662)	-		(1,644)	-
Reduction of federal income tax expense (3)	-	(7,689)		-	(7,689)
Adjusted Net Income	$20,351	$14,632	39%	$63,653	$49,379	29%
Diluted shares	26,766	26,907		26,854	26,891
Adjusted Diluted Earnings per Share	$0.76	$0.54	40%	$2.37	$1.84	29%

(1) Restructuring and other charges in 2018 consist severance related to internal restructuring activities. Restructuring and other charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017.

(2) The Company recorded $2.3 million of income in other income/(expense), net as a result of a favorable resolution of a contract dispute.
(3) The Company recorded a non-cash federal income tax benefit of $7.7 million as a result of the Tax Cuts and Jobs Act of 2017.

RECONCILIATION OF CHANGES IN REVENUE STANDARD
(Unaudited, in thousands, except per share amounts)
								Change As Presented		Change Previous Revenue Standard
	Three Months Ended December 31,
	2018					2017		Amount	Percent	Amount	Percent
	As Presented	% of Net Sales	Impact of New Revenue Standard	Previous Revenue Standard
				Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$709,520	100.0%	$108,107	$817,627	100.0%	$762,267	100.0%	$(52,747)	(6.9%)	$55,360	7.3%
Cost of sales	602,718	84.9%	108,197	710,915	86.9%	662,737	86.9%	(60,019)	(9.1%)	48,178	7.3%
Gross profit	106,802	15.1%	(90)	106,712	13.1%	99,530	13.1%	7,272	7.3%	7,182	7.2%

Selling, general and administrative expenses	79,518	11.2%	(32)	79,486	9.7%	74,939	9.8%	4,579	6.1%	4,547	6.1%
Restructuring and other charges	967	0.1%	-	967	0.1%	2,695	0.4%	(1,728)	(64.1%)	(1,728)	(64.1%)
Income from operations	26,317	3.7%	(58)	26,259	3.2%	21,896	2.9%	4,421	20.2%	4,363	19.9%

Other income/(expense), net	2,566	-	-	2,566	-	78	-	2,488	3,189.7%	2,488	3,189.7%
Income tax provision	(7,583)	(1.1%)	14	(7,569)	(0.9%)	(1,251)	(0.2%)	(6,332)	506.2%	(6,318)	505.0%
Net income	$21,300	3.0%	$(44)	$21,256	2.6%	$20,723	2.7%	$577	2.8%	$533	2.6%

Earnings per common share:
Basic	$0.80		$-	$0.80		$0.77		$0.03	3.9%	$0.03	3.9%
Diluted	$0.80		$(0.01)	$0.79		$0.77		$0.03	3.9%	$0.02	2.6%

Shares used in the computation of earnings per common share
Basic	26,632			26,632		26,822
Diluted	26,766			26,766		26,907

RECONCILIATION OF CHANGES IN REVENUE STANDARD
(Unaudited, in thousands, except per share amounts)
								Change As Presented		Change Previous Revenue Standard
	Years Ended December 31,
	2018					2017		Amount	Percent	Amount	Percent
	As Presented	% of Net Sales	Impact of New Revenue Standard	Previous Revenue Standard
				Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$2,699,489	100.0%	$404,690	$3,104,179	100.0%	$2,911,883	100.0%	$(212,394)	(7.3%)	$192,296	6.6%
Cost of sales	2,288,403	84.8%	403,737	2,692,140	86.7%	2,529,807	86.9%	(241,404)	(9.5%)	162,333	6.4%
Gross profit	411,086	15.2%	953	412,039	13.3%	382,076	13.1%	29,010	7.6%	29,963	7.8%

Selling, general and administrative expenses	324,433	12.0%	203	324,636	10.5%	300,913	10.3%	23,520	7.8%	23,723	7.9%
Restructuring and other charges	967	0.1%	-	967	0.1%	3,636	0.1%	(2,669)	(73.4%)	(2,669)	(73.4%)
Income from operations	85,686	3.2%	953	86,436	2.9%	77,527	2.7%	8,159	10.5%	8,909	11.5%

Other income/(expense), net	2,978	-	-	2,978	0.1%	98	0.0%	2,880	2,938.8%	2,880	2,938.8%
Income tax provision	(24,072)	(0.9%)	(210)	(24,282)	(0.8%)	(22,768)	(0.8%)	(1,304)	5.7%	(1,514)	6.6%
Net income	$64,592	2.4%	$743	$65,132	2.1%	$54,857	1.9%	$9,735	17.7%	$10,275	18.7%

Earnings per common share:
Basic	$2.42		$0.02	$2.44		$2.05		$0.37	18.0%	$0.39	19.0%
Diluted	$2.41		$0.02	$2.43		$2.04		$0.37	18.1%	$0.39	19.1%

Shares used in the computation of earnings per common share
Basic	26,717			26,717		26,771
Diluted	26,854			26,854		26,891

CONSOLIDATED SELECTED FINANCIAL INFORMATION UNDER PREVIOUS REVENUE RECOGNITION STANDARD

	2018			2017
	As Presented	Impact of New Revenue Standard
			Previous Revenue Standard
Inventory turns	21	4	25	24
Days sales outstanding	51	(6)	45	48

	% of Net Sales		% of Net Sales	% of Net Sales
Product Mix:
Notebooks/Mobility	26%	(4)	22%	21%
Accessories	14	(2)	12	9
Software	12	12	24	24
Desktops	10	(1)	9	11
Servers/Storage	10	(1)	9	9
Displays	9	(1)	8	9
Net/Com Products	8	(1)	7	7
Other Hardware/Services	11	(2)	9	10
Total Net Sales	100%		100%	100%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT NET SALES
(Unaudited, in thousands)
					Change As Presented		Change Previous Revenue Standard
	Three Months Ended December 31,
	2018			2017	Amount	Percent	Amount	Percent

	As Presented	Impact of New Revenue Standard
Net sales			Previous Revenue Standard
Business Solutions	$249,726	$47,496	$297,222	$298,017	$(48,291)	(16.2%)	$(795)	(0.3%)
Enterprise Solutions	341,356	50,150	391,506	308,806	32,550	10.5%	82,700	26.8%
Public Sector Solutions	118,438	10,461	128,899	155,444	(37,006)	(23.8%)	(26,545)	(17.1%)
Total	$709,520	$108,107	$817,627	$762,267	$(52,747)	(6.9%)	$55,360	7.3%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS PROFITS
(Unaudited, in thousands)
					Change As Presented		Change Previous Revenue Standard
	Three Months Ended December 31,
	2018			2017	Amount	Percent	Amount	Percent

	As Presented	Impact of New Revenue Standard
Gross profits			Previous Revenue Standard
Business Solutions	$46,772	$141	$46,913	$46,353	$419	0.9%	$560	1.2%
Enterprise Solutions	43,765	(104)	43,661	36,210	7,555	20.9%	7,451	20.6%
Public Sector Solutions	16,265	(127)	16,138	16,967	(702)	(4.1%)	(829)	(4.9%)
Total	$106,802	$(90)	$106,712	$99,530	$7,272	7.3%	$7,182	7.2%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS MARGINS
(Unaudited, in thousands)
					Change As Presented	Change Previous Revenue Standard
	Three Months Ended December 31,
	2018			2017	Amount	Amount

	As Presented	Impact of New Revenue Standard
Gross margins			Previous Revenue Standard

Business Solutions	18.7%	(295)	15.8%	15.6%	318	23
Enterprise Solutions	12.8%	(167)	11.2%	11.7%	110	(57)
Public Sector Solutions	13.7%	(121)	12.5%	10.9%	282	160
Total	15.1%	(200)	13.1%	13.1%	200	(1)

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT NET SALES
(Unaudited, in thousands)
					Change As Presented		Change Previous Revenue Standard
	Years Ended December 31,
	2018			2017	Amount	Percent	Amount	Percent

	As Presented	Impact of New Revenue Standard
Net sales			Previous Revenue Standard
Business Solutions	$1,027,918	$173,479	$1,201,397	$1,158,639	$(130,721)	(11.3%)	$42,758	3.7%
Enterprise Solutions	1,165,142	169,184	1,334,326	1,131,823	33,319	2.9%	202,503	17.9%
Public Sector Solutions	506,429	62,027	568,456	621,421	(114,992)	(18.5%)	(52,965)	(8.5%)
Total	$2,699,489	$404,690	$3,104,179	$2,911,883	$(212,394)	(7.3%)	$192,296	6.6%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS PROFITS
(Unaudited, in thousands)
					Change As Presented		Change Previous Revenue Standard
	Years Ended December 31,
	2018			2017	Amount	Percent	Amount	Percent

	As Presented	Impact of New Revenue Standard
Gross profits			Previous Revenue Standard
Business Solutions	$184,922	$1,099	$186,021	$177,814	$7,108	4.0%	$8,207	4.6%
Enterprise Solutions	161,595	94	161,689	139,010	22,585	16.2%	22,679	16.3%
Public Sector Solutions	64,569	(240)	64,329	65,252	(683)	(1.0%)	(923)	(1.4%)
Total	$411,086	$953	$412,039	$382,076	$29,010	7.6%	$29,963	7.8%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS MARGINS
(Unaudited, in thousands)
					Change As Presented	Change Previous Revenue Standard
	Years Ended December 31,
	2018			2017	Amount	Amount

	As Presented	Impact of New Revenue Standard
Gross margins			Previous Revenue Standard

Business Solutions	18.0%	(251)	15.5%	15.3%	264	14
Enterprise Solutions	13.9%	(175)	12.1%	12.3%	159	(16)
Public Sector Solutions	12.7%	(143)	11.3%	10.5%	225	82
Total	15.2%	(195)	13.3%	13.1%	211	15

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, favorable resolution of a contract dispute, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

					Change As Presented	Change Previous Revenue Standard
(amounts in thousands)	Three Months Ended December 31,
	2018			2017	Percent	Percent
	As Presented	Impact of New Revenue Standard
			Previous Revenue Standard
Net income	$21,300	$(44)	$21,256	$20,723	3%	3%
Depreciation and amortization	3,701	-	3,701	3,194	16%	16%
Income tax expense	7,583	(14)	7,569	1,251	506%	505%
Interest expense	41	-	41	38	8%	8%
EBITDA	32,625	(58)	32,567	25,206	29%	29%
Restructuring and other charges (2)	967	-	967	2,695	(64%)	(64%)
Favorable resolution of a contract dispute, net (3)	(2,300)	-	(2,300)	-	(100%)	0%
Stock-based compensation	342	-	342	181	89%	89%
Adjusted EBITDA	$31,634	$(58)	$31,576	$28,082	13%	12%

					Change As Presented	Change Previous Revenue Standard
(amounts in thousands)	Years Ended December 31, (1)
	2018			2017	Percent	Percent
	As Presented	Impact of New Revenue Standard
			Previous Revenue Standard
Net income	$64,592	$540	$65,132	$54,857	18%	19%
Depreciation and amortization	14,064	-	14,064	11,839	19%	19%
Income tax expense	24,072	210	24,282	22,768	6%	7%
Interest expense	145	-	145	126	15%	15%
EBITDA	102,873	750	103,623	89,590	15%	16%
Restructuring and other charges (2)	967	-	967	3,636	(73%)	(73%)
Favorable resolution of a contract dispute, net (3)	(2,300)	-	(2,300)	-	(100%)	0%
Stock-based compensation	1,080	-	1,080	741	46%	46%
Adjusted EBITDA	$102,620	$750	$103,370	$93,967	9%	10%

(1) LTM: Last twelve months

(2) Restructuring and other charges in 2018 consist of severance related to internal restructuring activities. Restructuring and other charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017.

(3) The Company recorded $2.3 million of income in other income/(expense), net as a result of a favorable resolution of a contract dispute.

cnxn-g

CONTACT:
Investor Relations Contact:
Steve Sarno, 603.683.2505
Steve.Sarno@connection.com